EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to (1) the inclusion in or incorporation by reference into (i) the Registration Statement on Form S-8 (No. 333-178493) (including any amendments or supplements thereto, related appendices, and financial statements) of Memorial Production Partners LP, (ii) the Registration Statement on Form S-3 (No. 333-187055) (including any amendments or supplements thereto, related appendices, and financial statements) of Memorial Production Partners LP, (iii) the Registration Statement on Form S-4 (No. 333-189448) (including any amendments or supplements thereto, related appendices, and financial statements) of Memorial Production Partners LP, and (iv) the Registration Statement on Form S-3 (No. 333-189449) (including any amendments or supplements thereto, related appendices, and financial statements) of Memorial Production Partners LP of the report of W. D. Van Gonten & Co. Petroleum Engineering, dated May 20, 2013, with respect to estimates of reserves and future net revenues to the interests of Propel Energy, LLC, as of April 30, 2013; and (2) all references to our firm or such reports included in or incorporated by reference into such Registration Statements.

Very truly yours,

/s/ William D. Von Gonten, Jr.
William D. Von Gonten, Jr. President TX#73244

October 1, 2013